Exhibit 99.1

News Release – October 27, 2016

CubeSmart Reports Third Quarter 2016 Results:

FFO Per Share Grows 11.8%; Same-Store NOI Increases 9.3%

MALVERN, PA -- (Marketwired) – October 27,  2016 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three and nine months ended September 30, 2016.

“Third quarter results reflect the quality of our portfolio, the strength of our operating platform, and our focus on providing industry-leading customer service. We are pleased to be raising the mid-point of our FFO and same-store NOI guidance for 2016,” commented President and Chief Executive Officer Christopher P. Marr. “We remain active on the external growth front, maintaining our disciplined underwriting approach as we continue to pursue investment opportunities that create long-term value for our shareholders.”

Key Highlights for the Quarter

•	Reported funds from operations (“FFO”) per share, as adjusted, of $0.38, representing a year-over-year increase of 11.8%.
•	Increased same-store (407 facilities) net operating income (“NOI”) 9.3% year over year, driven by 6.2% revenue growth and a 0.9% decrease in property operating expenses.
•	Same-store occupancy averaged 93.8% during the quarter, an increase of 40 basis points year over year, ending the quarter with same-store occupancy of 93.1%.
•	Closed on seven facility acquisitions totaling $79.9 million.
•	Issued $300 million of unsecured senior notes in fourth public bond offering.

Funds from Operations

FFO, as adjusted, was $68.7 million for the third quarter of 2016, compared with $58.5 million for the third quarter of 2015. FFO per share, as adjusted, increased 11.8% to $0.38 for the third quarter of 2016, compared with $0.34 for the same period last year.

Investment Activity

Acquisition Activity

The Company acquired seven properties for $79.9 million during the three months ended September 30, 2016. These acquisitions are located in Arizona (1), Colorado (1), Minnesota (1), Nevada (2), and Texas (2). Subsequent to September 30, 2016, the Company acquired one facility located in Nevada for $13.3 million. In total for the year to date through this press release, the Company has acquired 22 properties for $294.7 million, excluding three assets acquired upon completion of construction and issuance of certificate of occupancy (“C/O”).  The Company has three additional properties under contract for $39.5 million.

Development Activity

The Company has agreements with developers for the construction of Class A self-storage facilities in high-barrier-to-entry locations. These agreements are structured either as purchases at C/O or as joint venture developments. In total for the year to date through this press release, the Company has acquired three properties

Third Quarter 2016	Page 1

at C/O and opened for operation two joint venture development properties for a total investment of $133.4 million. These properties are located in New York (3) and Texas (2).

As of September 30, 2016, the Company had three facilities under contract to purchase at C/O for a total acquisition price of $43.3 million.  The properties are located in Florida (1) and Illinois (2). The purchase of these facilities is expected to occur by the fourth quarter of 2017. These acquisitions are subject to due diligence and other customary closing conditions, and no assurance can be provided that these acquisitions will be completed on the terms described, or at all.

As of September 30, 2016, the Company had five joint venture development properties and two wholly owned projects under development. The Company anticipates investing a total of $303.2 million related to these projects and had invested $140.5 million of that total as of September 30, 2016. These facilities are located in Florida (1), New York (5), and Washington, D.C. (1). The seven projects are expected to open at various times between the fourth quarter of 2016 and the fourth quarter of 2018.

Third-Party Management

As of September 30, 2016, the Company’s third-party management program included 291 facilities totaling 18.1 million square feet. During the quarter ended September 30, 2016, the Company added 17 properties to its third-party management program.  For the nine months ended September 30, 2016, the Company added 82 properties to its third-party management program.

Same-Store Results

The Company’s same-store portfolio at September 30, 2016 included 407 facilities containing approximately 27.8 million rentable square feet, or approximately 85.6% of the aggregate rentable square feet of the Company’s 471 owned facilities.  These same-store facilities represented approximately 91.0% of property net operating income for the quarter ended September 30, 2016.

Same-store physical occupancy at period end for the third quarter of 2016 was 93.1%, compared with 92.7% for the same quarter of last year.  Same-store revenues for the third quarter of 2016 increased 6.2%, and same-store operating expenses decreased 0.9% from the same quarter in 2015 primarily due to lower property insurance and utility costs in 2016. Same-store net operating income increased 9.3%, as compared with the same period in 2015.

Operating Results

As of September 30, 2016, the Company’s total owned portfolio included 471 properties containing 32.5 million rentable square feet and had a physical occupancy of 90.9%.

Revenues increased $16.1 million and property operating expenses increased $2.5 million in the third quarter of 2016, as compared with the same period in 2015.  Increases in revenues were primarily attributable to increased net effective rents and occupancy levels in the same-store portfolio and revenues generated from property acquisitions. Increases in property operating expenses were primarily attributable to a $2.9 million increase in expenses associated with newly acquired or recently opened facilities offset by lower year-over-year property insurance and utility costs in the same-store portfolio.

Interest expense increased from $10.4 million during the three months ended September 30, 2015 to $12.8 million during the three months ended September 30, 2016, an increase of $2.4 million.  The increase is

Third Quarter 2016	Page 2

attributable to a higher amount of outstanding debt during the 2016 period. To fund a portion of the Company’s growth, the average debt balance during the three months ended September 30, 2016 increased approximately $281.4 million from the same period in 2015 from $1.2 billion to $1.5 billion.

The Company reported net income attributable to the Company’s common shareholders of $23.4 million, or $0.13 per common share, in the third quarter of 2016, compared with net income attributable to the Company’s common shareholders of $16.9 million, or $0.10 per common share, in the third quarter of 2015.

Financing Activity

On August 8, 2016, the Company issued $300 million of 3.125% unsecured senior notes due September 1, 2026. The net proceeds from the offering were used to repay outstanding indebtedness under the Company’s unsecured revolving credit facility and for working capital and other general corporate purposes, including funding a portion of the Company’s investment activity.

On September 2, 2016, the Company announced that it will redeem all of the 3.1 million outstanding shares of its 7.75% Series A Cumulative Redeemable Preferred Shares (“Preferred Shares”) with a par value of $77.5 million on November 2, 2016. The Preferred Shares will be redeemed at a redemption price of $25.00 per share, plus accumulated and unpaid dividends up to and including the redemption date of $0.17374 per share. In connection with the redemption of the Preferred Shares, in accordance with EITF D-42, the Company expects to recognize a charge of approximately $2.8 million in the fourth quarter related to excess redemption costs over the original net issuance proceeds.

During the quarter, the Company sold 1.6 million common shares of beneficial interest through its at-the-market equity program at an average sales price of $30.26 per share, resulting in net proceeds of $47.5 million, after deducting offering costs. As of September 30, 2016, the Company had 5.8 million shares available for issuance under the existing equity distribution agreements.

Quarterly Dividend

On August 2, 2016, the Company declared a dividend of $0.21 per common share. The dividend was paid on October 17, 2016 to common shareholders of record on October 3, 2016.

Also on August 2, 2016, the Company declared a dividend of $0.484375 for the 7.75% Series A Cumulative Redeemable Preferred Shares. The dividend was paid on October 17, 2016 to holders of record on October 3, 2016.

2016 Financial Outlook

“We are increasing our full-year 2016 guidance for same-store NOI and FFO per share to reflect the Company’s strong operating performance to date,” commented Chief Financial Officer Tim Martin. “In addition to the improved outlook for same-store results, our updated guidance also reflects the impact of additional investment activity, the completion of our fourth unsecured senior notes offering, the upcoming redemption of our outstanding Preferred Shares, and our equity capital raising activity year-to-date.”

The Company is adjusting its previously issued estimates as well as underlying assumptions, and now expects that its fully diluted FFO per share, as adjusted, for 2016 will be between $1.43 and $1.44 (previously between $1.40 and $1.44). The Company’s estimates are based on the following key operating assumptions:

Third Quarter 2016	Page 3

•	For 2016, a same-store pool consisting of 407 assets totaling 27.8 million square feet
•

Same-store net operating income (“NOI”) growth of 9.75% to 10.25% over 2015 (previously 9.5% to 10.25%), driven by revenue growth of 6.75% to 7.25% (unchanged) and expense growth of 0.0% to 0.75% (previously 0.5% to 1.5%)

•	General and administrative expenses of approximately $31.5 million to $32.5 million (previously $31.0 million to $32.0 million)

Key investment and financing assumptions include:

•	Impact of development activity:
o	Four new facilities opened in 2015 for a total investment of $65.1 million.
o

Two new joint venture development facilities and two new wholly owned development facilities are expected to open in 2016 for a total investment of $98.8 million, of which two properties have opened year to date for $64.0 million.

o	Three new facilities acquired at C/O in 2016 for a total investment of $69.4 million.
o	Approximately $0.03 per share of dilution in 2016 related to development activity.
•	Impact of acquisition activity:
o	Acquired 21 facilities for $281.4 million during the nine months ended September 30, 2016 and one additional property was acquired subsequent to quarter-end for $13.3 million.
•	Impact of financing activity:
o

Funding 2016 debt maturities and our acquisition and development commitments with long-term capital, with specific impact to 2016 earnings dependent upon the amount, timing, cost and form of capital we raise.

Due to uncertainty related to the timing and terms of transactions, the impact of any potential future speculative investment activity not contemplated above, is excluded from guidance.  For 2016, the Company is targeting $325 million to $350 million of acquisitions (previously between $300 million and $350 million), excluding contracts related to joint venture development or purchase at completion of construction and issuance of C/O investments discussed above.

2016 Full Year Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.44	to	$0.45
Plus: real estate depreciation and amortization	0.93		0.93
Plus: acquisition related costs	0.04		0.04
Plus: preferred share redemption charge	0.02		0.02
FFO per diluted share, as adjusted	$1.43	to	$1.44

The Company estimates that its fully diluted FFO, as adjusted, per share for the quarter ending September 30, 2016 will be between $0.37 and $0.38, and that its fully diluted earnings per share for the period will be between $0.12 and $0.13.

4th Quarter 2016 Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.12	to	$0.13
Plus: real estate depreciation and amortization	0.22		0.22
Plus: acquisition related costs	0.01		0.01
Plus: preferred share redemption charge	0.02		0.02
FFO per diluted share, as adjusted	$0.37	to	$0.38

Third Quarter 2016	Page 4

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, October 28, 2016 to discuss financial results for the three months ended September 30, 2016.

A live webcast of the conference call will be available online from the investor relations page of the Company's corporate website at www.CubeSmart.com.  Telephone participants may avoid any delays in joining the conference call by pre-registering for the call using the following link to receive a special dial-in number and PIN: http://dpregister.com/10093462.

Telephone participants who are unable to pre-register for the conference call may join on the day of the call using 1-877-506-3281 for domestic callers, +1-412-902-6677 for international callers, or 1-855-669-9657 for callers in Canada.   After the live webcast, the call will remain available on CubeSmart's website for 30 days.  In addition, a telephonic replay of the call will be available through November 28, 2016.  The replay numbers are 1-877-344-7529 for domestic callers, +1-412-317-0088 for international callers, and 1-855-669-9658 for callers in Canada.  For callers accessing a telephonic replay, the conference number is 10093462.

Supplemental operating and financial data as of September 30, 2016 is available on the Company’s corporate website under Investor Relations - Financial Information - Financial Reports.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust.  The Company's self-storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers.  According to the 2016 Self-Storage Almanac, CubeSmart is one of the top four owners and operators of self-storage facilities in the United States.

Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance.  The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company's facilities. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities

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determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its Consolidated Financial Statements.

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses.  NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loan procurement amortization expense – early repayment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income (loss): gains from sale of real estate, net, other income, gains from remeasurement of investments in real estate ventures and interest income.  NOI is not a measure of performance calculated in accordance with GAAP.

Management uses NOI as a measure of operating performance at each of its facilities, and for all of its facilities in the aggregate. NOI should not be considered as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in the statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual

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Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”). These risks include, but are not limited to, the following:

•national and local economic, business, real estate and other market conditions;

•the competitive environment in which we operate, including our ability to maintain or raise occupancy and rental rates;

•the execution of our business plan;

•the availability of external sources of capital;

•financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing indebtedness;

•increases in interest rates and operating costs;

•counterparty non-performance related to the use of derivative financial instruments;

•our ability to maintain our status as a real estate investment trust (“REIT”) for federal income tax purposes;

•acquisition and development risks;

•increases in taxes, fees, and assessments from state and local jurisdictions;

•risks of investing through joint ventures;

•changes in real estate and zoning laws or regulations;

•risks related to natural disasters;

•potential environmental and other liabilities;

•other factors affecting the real estate industry generally or the self-storage industry in particular; and

•other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Charles Place

Director, Investor Relations

(610) 535-5700

Third Quarter 2016	Page 7

CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30,	December 31,
	2016	2015
	(unaudited)
ASSETS
Storage facilities	$3,968,754	$3,467,032
Less: Accumulated depreciation	(685,771)	(594,049)
Storage facilities, net (including VIE assets of $194,167 and $136,274, respectively)	3,282,983	2,872,983
Cash and cash equivalents	87,379	62,869
Restricted cash	8,052	24,600
Loan procurement costs, net of amortization	2,313	2,800
Investment in real estate ventures, at equity	97,405	97,281
Other assets, net	41,067	43,631
Total assets	$3,519,199	$3,104,164

LIABILITIES AND EQUITY
Unsecured senior notes, net	$1,038,728	$741,904
Revolving credit facility	—	—
Unsecured term loans, net	398,608	398,183
Mortgage loans and notes payable, net	115,393	111,455
Accounts payable, accrued expenses and other liabilities	93,854	85,034
Distributions payable	39,781	38,685
Deferred revenue	20,141	17,519
Security deposits	420	403
Total liabilities	1,706,925	1,393,183

Noncontrolling interests in the Operating Partnership	60,541	66,128

Commitments and contingencies

Equity
7.75% Series A Preferred shares $.01 par value, 3,220,000 shares authorized, 3,100,000 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	31	31
Common shares $.01 par value, 400,000,000 shares authorized, 179,858,650 and 174,667,870 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	1,799	1,747
Additional paid-in capital	2,381,836	2,231,181
Accumulated other comprehensive loss	(3,247)	(4,978)
Accumulated deficit	(634,248)	(584,654)
Total CubeSmart shareholders’ equity	1,746,171	1,643,327
Noncontrolling interests in subsidiaries	5,562	1,526
Total equity	1,751,733	1,644,853
Total liabilities and equity	$3,519,199	$3,104,164

Third Quarter 2016	Page 8

CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

REVENUES
Rental income	$116,416	$102,385	$332,951	$290,744
Other property related income	13,007	11,827	37,413	33,755
Property management fee income	2,673	1,758	7,129	5,030
Total revenues	132,096	115,970	377,493	329,529
OPERATING EXPENSES
Property operating expenses	41,805	39,297	123,631	114,938
Depreciation and amortization	41,827	38,744	122,631	114,725
General and administrative	8,065	7,002	24,184	21,289
Acquisition related costs	888	1,222	5,793	2,485
Total operating expenses	92,585	86,265	276,239	253,437
OPERATING INCOME	39,511	29,705	101,254	76,092
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(12,787)	(10,399)	(37,071)	(32,324)
Loan procurement amortization expense	(655)	(537)	(1,871)	(1,742)
Equity in (losses) earnings of real estate ventures	(581)	139	(1,817)	(199)
Other	(397)	(288)	834	(812)
Total other expense	(14,420)	(11,085)	(39,925)	(35,077)
NET INCOME	25,091	18,620	61,329	41,015
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(283)	(223)	(682)	(475)
Noncontrolling interest in subsidiaries	76	41	411	56
NET INCOME ATTRIBUTABLE TO THE COMPANY	24,884	18,438	61,058	40,596
Distribution to preferred shareholders	(1,502)	(1,502)	(4,506)	(4,506)
NET INCOME ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS	$23,382	$16,936	$56,552	$36,090

Basic earnings per share attributable to common shareholders	$0.13	$0.10	$0.32	$0.22
Diluted earnings per share attributable to common shareholders	$0.13	$0.10	$0.32	$0.21

Weighted-average basic shares outstanding	179,223	169,304	177,639	167,177
Weighted-average diluted shares outstanding	180,478	170,901	178,937	168,705

Third Quarter 2016	Page 9

Same-Store Facility Results (407 facilities)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		Percent	September 30,		Percent
	2016	2015	Change	2016	2015	Change

REVENUES
Rental income	$103,231	$96,934	6.5%	$300,290	$278,818	7.7%
Other property related income	10,836	10,451	3.7%	31,556	30,110	4.8%
Total revenues	114,067	107,385	6.2%	331,846	308,928	7.4%

OPERATING EXPENSES
Property taxes	10,871	10,682	1.8%	33,138	31,987	3.6%
Personnel expense	9,096	9,103	(0.1)%	27,287	27,393	(0.4)%
Advertising	1,880	1,800	4.4%	5,611	5,311	5.6%
Repair and maintenance	1,308	1,354	(3.4)%	3,787	3,670	3.2%
Utilities	3,621	3,834	(5.6)%	10,122	10,909	(7.2)%
Property insurance	674	932	(27.7)%	2,350	2,804	(16.2)%
Other expenses	4,421	4,444	(0.5)%	13,490	14,148	(4.7)%

Total operating expenses	31,871	32,149	(0.9)%	95,785	96,222	(0.5)%

Net operating income (1)	$82,196	$75,236	9.3%	$236,061	$212,706	11.0%

Gross margin	72.1%	70.1%		71.1%	68.9%

Period end occupancy (2)	93.1%	92.7%		93.1%	92.7%

Period average occupancy (3)	93.8%	93.4%		93.1%	92.2%

Total rentable square feet	27,810			27,810

Realized annual rent per occupied square foot (4)	$15.83	$14.93	6.0%	$15.46	$14.50	6.6%

Scheduled annual rent per square foot (5)	$16.88	$16.50	2.3%	$16.65	$16.03	3.9%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (1)	$82,196	$75,236		$236,061	$212,706
Non same-store net operating income (1)	8,972	3,376		22,079	7,468
Indirect property overhead (6)	(877)	(1,939)		(4,278)	(5,583)
Depreciation and amortization	(41,827)	(38,744)		(122,631)	(114,725)
General and administrative expense	(8,065)	(7,002)		(24,184)	(21,289)
Acquisition related costs	(888)	(1,222)		(5,793)	(2,485)

Operating Income	$39,511	$29,705		$101,254	$76,092

(1)Net operating income (NOI) is a non-GAAP (generally accepted accounting principles) financial measure that excludes from operating income the impact of depreciation and general & administrative expense.

(2)Represents occupancy at September  30 of the respective year.

(3)Represents the weighted average occupancy for the period.

(4)Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.

(5)Scheduled annual rent per square foot represents annualized asking rents per available square foot for the period.

(6)Includes property management income earned in conjunction with managed properties.

Third Quarter 2016	Page 10

Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net income attributable to the Company's common shareholders	$23,382	$16,936	$56,552	$36,090

Add:
Real estate depreciation and amortization:
Real property	41,195	38,328	120,925	113,422
Company's share of unconsolidated real estate ventures	2,905	1,784	8,148	5,340
Noncontrolling interests in the Operating Partnership	283	223	682	475

FFO attributable to common shareholders and OP unitholders	$67,765	$57,271	$186,307	$155,327

Add:
Acquisition related costs (1)	888	1,222	5,970	2,485

FFO attributable to common shareholders and OP unitholders, as adjusted	$68,653	$58,493	$192,277	$157,812

Earnings per share attributable to common shareholders - basic	$0.13	$0.10	$0.32	$0.22
Earnings per share attributable to common shareholders - diluted	$0.13	$0.10	$0.32	$0.21
FFO per share and unit - fully diluted	$0.37	$0.33	$1.03	$0.91
FFO, as adjusted per share and unit - fully diluted	$0.38	$0.34	$1.06	$0.92

Weighted-average basic shares outstanding	179,223	169,304	177,639	167,177
Weighted-average diluted shares outstanding	180,478	170,901	178,937	168,705
Weighted-average diluted shares and units outstanding	182,699	173,138	181,134	170,956

Dividend per common share and unit	$0.21	$0.16	$0.63	$0.48
Payout ratio of FFO, as adjusted	55.3%	47.1%	59.4%	52.2%

(1)	Nine months ended September 30, 2016 includes $0.2 million of acquisition related costs that are included in the Company’s share of equity in (losses) earnings of real estate ventures.

Third Quarter 2016	Page 11